EXHIBIT 10.35


                          AMENDMENT TO
                     REYNOLDS METALS COMPANY
               1992 NONQUALIFIED STOCK OPTION PLAN

          Section 4.01 of the Reynolds Metals Company 1992
     Nonqualified Stock Option Plan is amended as follows by adding the language that is underscored:

               4.01 General. Grants of options shall be made without the payment of a purchase price by any Grantee. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article IV, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case.